Mission Community Bancorp & Subsidiaries
Executive and Senior Officers' Code of Business
Conduct & Ethics Policy

MISSION COMMUNITY BANCORP & SUBSIDIARIES

EXECUTIVE AND SENIOR FINANCIAL OFFICERS'
 CODE OF BUSINESS CONDUCT AND ETHICS POLICY

Approved by Board of Directors November 23, 2010

Mission Community Bancorp & Subsidiaries
Executive and Senior Officers' Code of Business
Conduct & Ethics Policy

Executive and Senior Financial Officers' Code of Ethics

Overview:
This Executive and Senior Financial Officers' Code of Business Conduct and Ethics (the “Code”) for Mission Community Bancorp, Mission Community Bank, Mission Community Development Corporation, and Mission Asset Management, Inc. (collectively, the “Company”) sets forth policy and standards concerning business and ethical conduct for its executive and senior financial officers ("Officers").  Company Officers are expected to act in a manner that will serve the best interests of the Company; that is fair, honest, and trustworthy; that is in compliance with applicable laws, rules, and regulations; that will preserve confidential information; that will avoid conflicts of interest or the appearance of conflicts of interest; that will avoid fraudulent acts, misconduct and dishonesty, and that will protect and uphold the best use of the Company’s assets.

Each Officer has a duty and obligation to report any violation or potential violation of this Code to the Chief Executive Officer, who will then report such to the Corporate Governance Committee.  The Company will fully investigate all reported incidents to determine and evaluate the facts and will take appropriate action up to and including the termination of the director, instituting civil proceedings, and alerting authorities for potential criminal sanctions.

General Philosophy:  While all employees are at all times required to adhere to the Company’s Employees' Code of Ethics, the professional and ethical conduct of the Financial Officers (defined below) is essential to the proper reporting of the Company’s financial position.  Consequently, an additional standard of conduct is outlined in this Code of Ethics for Executive and Financial Officers.

Applicability:  This Code of Ethics for Executive and Financial Officers shall apply to the Company’s Financial Officers.  "Financial Officers" shall include the principal executive officers, the principal financial officers, the assistant chief financial officers, the principal accounting officers or controllers, accounting officers, and persons performing similar functions.  In the event of the change of an officer's title or designation as a principal officer, or the addition of an officer to the foregoing definition, any officer performing a similar function shall be included within the scope of this Code.

Standards of Conduct:  To the best of their knowledge and ability, the Officers shall:

•	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	provide full, fair, accurate, timely, and understandable disclosure in financial reports and documents, including those that the Company submits to the Board;

•	comply with applicable governmental laws, rules and regulations;

•	comply with Generally Accepted Accounting Principles;

Mission Community Bancorp & Subsidiaries
Executive and Senior Officers' Code of Business
Conduct & Ethics Policy

•	respect the confidentiality of information acquired in the course of employment;

•	proactively promote ethical and honest behavior within the Corporation; and

•	promote the internal reporting of violations of this Code of Ethics to the General Counsel or the Chairman of the Audit Committee as outlined in the Company’s Whistleblower Policy.

Any violation of this Code of Ethics will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law.

EXHIBIT A

Persons Covered by this Code of Ethics:

Title:

•	Chairman/Chief Executive Officer, Mission Community Bancorp
•	Chief Executive Officer, Mission Community Bank
•	President, Mission Community Bank
•	Executive Vice President/Chief Financial Officer
•	Chief Credit Officer
•	Senior Vice President/Controller
•	Vice President/Accounting Manager

I acknowledge that I have read the Code of Ethics for Executive and Senior Financial Officers and understand that I am governed by the conduct requirements set forth.

Name (Print) _____________________________     Branch/Dept Name______________

Signature ________________________________      Date  _________________